Exhibit 99.2
                                                                    ------------


FOR:            AMERIVEST PROPERTIES INC.

FROM:           L. B. Stauffer, Sr. VP
                Christian Pflaumer, Media
                Linda Decker, Investor Relations
                Porter, LeVay & Rose, Inc.
                (212) 564-4700

COMPANY         Charles Knight, President
CONTACT:        (303) 297-1800


              AMERIVEST ANNOUNCES SALE OF WISCONSIN OFFICE BUILDING

     DENVER, CO, June 5 -- AmeriVest Properties Inc. (AMEX: AMV) today announced the sale of its office building in Appleton, Wisconsin, for $3,650,000. AmeriVest plans to reinvest, in a tax-deferred exchange, the net cash proceeds in another office building located within one of its identified target markets. The anticipated gain of approximately $1,240,000 will be tax-deferred as a result of the exchange.

     William Atkins, Chief Executive Officer of AmeriVest, said, "The sale of the Appleton building, which had been owned by AmeriVest since 1996, represents a continuing step in improving the quality of our real estate portfolio. AmeriVest is focused on the acquisition and development of multi-tenant office buildings in selected growth cities. Appleton, Wisconsin, is not one of our identified cities and the building is too small to effectively manage from our headquarters in Denver, Colorado. We are pleased that the sale of this transaction will result in a gain to AmeriVest, reportable in our second quarter financial results."

About AmeriVest Properties Inc.

     AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 21 office properties in Colorado, Indiana and Texas and is focused on serving small to mid-sized office tenants in select markets. Its common stock is listed on The American Stock Exchange under the symbol "AMV."

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.